24 Church Street
[LOGO] CNB FINANCIAL CORP.                           Canajoharie, New York 13317
                                                            (518)673-3243







FOR IMMEDIATE RELEASE                              FOR MORE INFORMATION
                                                   CONTACT:  PETER J. CORSO
                                                   (518) 673-3243



                  CNB FINANCIAL CORP. ANNOUNCES RECORD DIVIDEND
                  ---------------------------------------------
                  AND CONTINUATION OF STOCK REPURCHASE PROGRAM
                  --------------------------------------------

Canajoharie, NY (February 18, 2000) - CNB Financial Corp. (NASDAQ:CNBF) announced a 12.5% increase in its first quarter dividend. Directors of Central National Bank's parent company declared a $0.09 per share dividend, payable on March 10, 2000 to shareholders of record as of February 29, 2000.

The Company also announced its intention to extend its repurchase agreement and to purchase up to 754,087 of its outstanding shares in the open market during the period March 16, 2000 to March 15, 2001. Donald L. Brass, President of CNB Financial Corp., stated that, "the repurchase agreement was extended as Management and the Board continue to view the company's stock as an attractive long term investment."

The shares will be purchased at prevailing market prices from time to time during the repurchase period, depending upon conditions that exist in the market. The repurchased shares will be held in Treasury, but may be reissued in the future in connection with the company's dividend reinvestment plan, to satisfy the issuing of stock options, or other corporate purposes such as acquisitions.

CNB Financial Corp. is a bank holding company whose common shares are listed on the national market system of NASDAQ under the symbol "CNBF". Its principal office is in Canajoharie, New York. The company operates two subsidiaries:
Central National Bank, Canajoharie, which provides a full range of personal and commercial banking products as well as personal and business trust services; and Central Asset Management, Inc., which provides investment advisory services.

                                      -###-

February 18, 2000